UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934

                             (Amendment No. ___)*

                                SYNAVANT Inc.

--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value

--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   87157A-10-5

--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 March 20, 2003

--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [ ]  Rule 13d-1(d)


----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 87157A-10-5                  13G                    Page 1 of 6 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


         JMB Capital Partners, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


         California
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           980,200
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         980,200
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         980,200
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.46%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


         PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87157A-10-5                  13G                     Page 2 of 7 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


         Smithwood Partners, LLC

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


         California
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           980,200
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         980,200
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


980,200
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.46%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


         HC
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87157A-10-5                  13G                    Page 3 of 7 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


         Jonathan Brooks
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


         California
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           980,200
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         980,200
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         980,200
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.46%
_______________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


         IN, HC
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87157A-10-5                  13G                    Page 4 of 7 Pages


Item 1(a).  Name of Issuer:


                        SYNAVANT Inc.
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

            3445 Peachtree Road NE
            Suite 1400
            Atlanta, GA  30326

            ____________________________________________________________________

Item 2(a).  Name of Person Filing:

            This Schedule 13G is being filed by JMB Capital Partners, L.P., Smithwood Partners, LLC and Mr. Jonathan Brooks (collectively, the "Reporting Persons").

            JMB Capital Partners, L.P. is a California limited partnership ("JMB Capital").

            Smithwood Partners, LLC, a California limited liability company ("Smithwood"), is the general partner of JMB Capital and is a registered investment advisor under the laws of the State of California.

            Mr. Brooks is the sole member and manager of Smithwood.
            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            The principal address of the Reporting Persons is 1999 Avenue of the Stars, Suite 2040, Los Angeles, CA 90067.
            ____________________________________________________________________

Item 2(c).  Citizenship:

            JMB Capital is a California limited partnership, Smithwood is a California limited liability company and Mr.Brooks is a citizen of the United States of America.

            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:


            Common Stock, par value $.01 (the "Shares")
            ____________________________________________________________________

Item 2(e).  CUSIP Number:

            87157A-10-5
            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a: Not Applicable

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 87157A-10-5                  13G                    Page 5 of 7 Pages


Item 4.   Ownership.

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
          Item 1.

     (a)  Amount beneficially owned:

          As of March 20, 2003, the Reporting Persons owned 980,200 Shares(1).
         ______________________________________________________________________

     (b)  Percent of class:

          As of March 20, 2003, the Reporting Persons owned 6.46% of the issued and outstanding shares of the Issuer.
          ______________________________________________________________________

     (c)  Number of shares as to which such person has:

          (i)       Sole power to vote or to direct the vote:

                    JMB Capital, the owner of the Shares, has the sole power to vote or direct the vote with respect to the 980,200 Shares owned by it. As general partner of JMB Capital, Smithwood has the sole power to vote or direct the vote with respect to the 980,200 Shares owned by JMB Capital by virtue of its authority to vote and dispose of such Shares. As the sole member and manager of Smithwood, Mr. Brooks has the sole power to vote or direct the vote with respect to the 980,200 Shares owned by JMB Capital by virtue of his authority to vote and dispose of such Shares.

          (ii)      Shared power to vote or to direct the vote:

                    Not Applicable.

          (iii)     Sole power to dispose or to direct the disposition of:

                    JMB Capital, the owner of the Shares, has the sole power to dispose or direct the disposition with respect to the 980,200 Shares owned by it. As general partner of JMB Capital, Smithwood has the sole power to dispose or direct the disposition with respect to the 980,200 Shares owned by JMB Capital by virtue of its authority to vote and dispose of such Shares. As the sole member and manager of Smithwood, Mr. Brooks has the sole power to dispose or direct the disposition with respect to the 980,200 Shares owned by JMB Capital by virtue of his authority to vote and dispose of such Shares.

----------
(1) The Reporting Persons subsequently sold 5,000 Shares on March 24, 2003. As of the date of this filing, the Reporting Persons owned 975,200 Shares representing 6.42% of the issued and outstanding Shares of the Issuer.

CUSIP No. 87157A-10-5                  13G                    Page 6 of 7 Pages


          (iv)      Shared power to dispose or to direct the disposition of:

                    Not Applicable.

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         Not Applicable
         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not Applicable.
         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         Not Applicable.
         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.

         Not Applicable.
         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.

         Not Applicable.
          ______________________________________________________________________

Item 10. Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 87157A-10-5                  13G                    Page 7 of 7 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


March 28, 2003                        JMB CAPITAL PARTNERS, L.P.
                                      By:  Smithwood Partners, LLC,
                                           General Partner


                                      By: /s/ Jonathan Brooks
                                          -------------------------------
                                          Jonathan Brooks,
                                          Sole Member and Manager


March 28, 2003                        SMITHWOOD PARTNERS, LLC



                                      By: /s/ Jonathan Brooks
                                          --------------------------------
                                          Jonathan Brooks,
                                          Sole Member and Manager



March 28, 2003                            /s/ Jonathan Brooks
                                          ---------------------------------
                                          Jonathan Brooks, individually

                                 EXHIBIT NO. 1
                             JOINT FILING AGREEMENT


The undersigned hereby consent to the joint filing by any of them of a Statement on Schedule 13G and any amendments thereto, whether heretofore or hereafter filed, relating to the securities of SYNAVANT, Inc. and hereby affirm that this Schedule 13G is being filed on behalf of each of the undersigned.

Dated: March 28, 2003                    JMB Capital Partners, L.P.
                                         By:  Smithwood Partners, LLC,
                                         General Partner



                                         By: /s/ Jonathan Brooks
                                             ---------------------------
                                         Name: Jonathan Brooks
                                         Title: Sole Member and Manager


Dated:  March 28, 2003                   Smithwood Partners, LLC




                                         By: /s/ Jonathan Brooks
                                             ---------------------------
                                         Name: Jonathan Brooks
                                         Title:  Sole Member and Manager


Dated:  March 28, 2003


                                         By: /s/ Jonathan Brooks
                                             -------------------------------
                                         Name: Jonathan Brooks, individually